UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 10, 2004

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

300 Phillipi Road, P.O. Box 28512, Columbus, Ohio	43228-5311
(Address of principal executive office)	(Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Item 1.	Changes in Control of Registrant.	Not applicable

Item 2.	Acquisition or Disposition of Assets.	Not applicable

Item 3.	Bankruptcy or Receivership.	Not applicable

Item 4.	Changes in Registrant’s Certifying Accountant.	Not applicable

Item 5.	Other Events and Regulation FD Disclosure.

On January 14, 2004, KB Acquisition Corporation and affiliated entities (collectively, “KB”) filed for bankruptcy protection pursuant to Chapter 11 of title 11 of the United States Code. KB acquired the KB Toys business from the Company pursuant to a Stock Purchase Agreement dated as of December 7, 2000 (the “KB Stock Purchase Agreement”). The Company continues to analyze the information currently available regarding the effect of KB’s bankruptcy filing on the various, continuing rights and obligations of the parties to the KB Stock Purchase Agreement. In connection with this analysis, the Company has received notice of a default relating to a first mortgage on a distribution center located in Pittsfield, Massachusetts (the “Pittsfield DC”), owned by Kay-Bee Toys and Hobby Shops, Inc., an affiliate of KB Acquisition Corporation and a party to the bankruptcy proceedings.

When the Company acquired the KB Toys business from Melville Corporation (now known as CVS New York, Inc., and together with its subsidiaries “CVS”) in May 1996, the Company, among other things, provided an indemnity to CVS with respect to any losses resulting from KB’s failure to pay all monies due and owing under any KB lease or mortgage obligation guaranteed by CVS. As part of the KB sale, and in accordance with the terms of the KB Stock Purchase Agreement, KB similarly indemnified the Company with respect to all lease and mortgage obligations, including those guaranteed by CVS and those guaranteed by the Company. To the Company’s knowledge, the Company had guarantee or indemnification obligations, as of January 31, 2004, with respect to: (i) approximately 384 KB store leases; (ii) two distribution centers; (iii) KB’s main office building; and (iv) a mortgage on the Pittsfield DC.

On February 25, 2004, the Company announced that KB had rejected 389 store leases, of which the Company believes it has guarantee or indemnification obligations relating to approximately 90 leases affected by KB’s rejections. The Company recorded a charge to discontinued operations in the fourth quarter of fiscal 2003 in the amount of $14.3 million (net after a tax benefit of $9.7 million) to reflect its best estimate of this loss contingency. The Company is not aware of any additional rejections of the remaining 294 store leases guaranteed by the Company, or a rejection of the two distribution center leases or the lease on KB’s main office building. It is the Company’s belief that both distribution centers have been sublet by KB to unaffiliated third parties and that KB intends to retain the lease on its main office building. Nevertheless, if KB rejects any of these leases, because KB can reject its indemnification obligations to the Company, the Company could be liable for all or a portion of the lease obligations with respect to the rejected leases, subject to many factors, including the landlord’s duty to mitigate, the validity of the applicable guarantee and the like.

With respect to the Pittsfield DC, as a result of KB’s bankruptcy filing, the mortgage holder declared an event of default and claimed that the loan had become immediately due and payable (the “DC Note”). The Company was informed that, as of January 14, 2004, the DC Note had an outstanding principal amount of approximately $6.3 million plus accrued interest of approximately $21,000. Additionally, the mortgage holder has claimed that a make-whole premium of approximately $1.5 million is also due and payable. Due to the timing of the claim, the Company is reviewing its rights and obligations regarding the premium. The Company engaged an independent real estate valuation firm to assist it in the analysis of the Company’s potential liability with respect to the DC Note. Based upon analysis of the information currently available, the Company believes that the fair market value of the Pittsfield DC is between $6.2 million and $6.8 million. The Company intends to take an active role in limiting its potential liability with respect to the DC Note. In the event the Company incurs a liability related to the Pittsfield DC, any related charge would be to discontinued operations. At this time, the Company’s management does not believe that such a charge would have a material adverse effect on the Company’s financial condition, results of continuing operations or liquidity.

Due to the preliminary nature of the KB bankruptcy, the Company is unable to determine at this time whether any additional liability will result from the remaining leases or other obligations guaranteed by the Company or CVS. In addition to including KB’s indemnity of the Company with respect to lease and mortgage obligations, the KB Stock Purchase Agreement contains mutual indemnifications of KB by the Company and of the Company by KB. These indemnifications relate primarily to losses arising out of general liability claims, other payment obligations, breached or inaccurate representations or warranties, shared litigation expenses and taxes. The Company continues to assess the effect of the KB bankruptcy on such mutual indemnification obligations. However, because the KB bankruptcy is in its early stages, the Company has not made any provision for, and is not aware of, loss contingencies with respect to any non-lease related indemnification obligations.

Item 6.	Resignations of Registrant’s Directors.	Not applicable

Item 7.	Financial Statements and Exhibits.	Not applicable

Item 8.	Change in Fiscal Year.	Not applicable

Item 9.	Regulation FD Disclosure.	Not applicable

Item 10.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.	Not applicable

Item 11.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.	Not applicable

Item 12.	Results of Operations and Financial Condition.	Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

By: /s/ Charles W. Haubiel II

Charles W. Haubiel II
Vice President, General Counsel
and Corporate Secretary

Date: March 10, 2004